Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lifetime Brands, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-208961, 333-105382, 333-146017, 333162734 and 333-186208) and on Form S-3 (No. 333-137575) of Lifetime Brands, Inc., of our report dated February 28, 2014, with respect to the consolidated financial statements of Grupo Vasconia, S.A.B. and subsidiaries as of December 31, 2013, which report appears in the amendment No. 1 to December 31, 2015 annual report Form 10-K/A of Lifetime Brands, Inc.

Castillo Miranda y Compañía, S.C.

/s/ Bernardo Soto Peñafiel
Bernardo Soto Peñafiel

Mexico City, Mexico

September 26, 2016.